Kaman Corporation Bloomfield, CT 06002 (860) 243-7100	NEWS

KAMAN CORPORATION RECEIVES U.S. MARINE CORPS CONTRACT
TO DEMONSTRATE UNMANNED CARGO DELIVERY

BLOOMFIELD, Connecticut (September 3, 2009) – (NASDAQ-GS:KAMN) Kaman Corporation announced that the Helicopters Division of its subsidiary, Kaman Aerospace Corporation has received an $864,000 contract from the U.S. Marine Corps on behalf of Team K-MAX to demonstrate the ability of the Unmanned K-MAX® helicopter to deliver cargo to troops in extreme environments and at high altitudes.  Team K-MAX is comprised of Kaman and Lockheed Martin (NYSE: LMT).  Kaman will award a subcontract to Lockheed Martin to integrate a beyond line of sight data link and unmanned aerial system (UAS) mission management system with Kaman’s proven aerial truck, the K-MAX.

The team will demonstrate the unmanned helicopter’s capability to deliver cargo a round trip distance of 150 nautical miles.  The Marine Corps objective is to move 20,000 pounds in a 24 hour period. The demonstration is scheduled for late 2009.

This demonstration arises from the Marine Corps Systems Command’s requirement for a cargo UAS that can support rapid deployments to Afghanistan by resupplying troops with provisions and materials at forward operating bases.

“The demonstration of the Unmanned K-MAX for the Marine Corps is an important step for the program,” said Neal J. Keating, Chairman, president and chief executive officer, Kaman Corporation. “We believe the aircraft is uniquely qualified for the resupply mission to take our troops off the roads and pilots out of the air in Afghanistan.”

“The Unmanned K-MAX meets the Marine Corps’ urgent need to field a cargo UAS to perform the troop resupply mission currently performed by ground convoys and manned aircraft,” said Jeff Bantle, vice president of Rotary Wing Programs at Lockheed Martin Systems Integration in Owego, NY. “Lockheed Martin will provide the mission management and flight control systems to ensure performance reliability in the rigorous high altitude environmental conditions inherent to Central Asia.”

Designed and built for repetitive lift operations in severe environments, the 5,100-pound
K-MAX helicopter can lift 6,000 pounds — more than its own weight — at sea level. Superior lift performance is derived from the aircraft’s counter-rotating intermeshing rotor design that eliminates the need for a tail rotor. Operated by the logging and construction industries for its high reliability and low flight and maintenance costs, the manned K-MAX fleet has accumulated more than 244,000 flight hours since 1994.

Kaman Corp., headquartered in Bloomfield, Conn. conducts business in the aerospace and industrial distribution markets.  The company produces and/or markets widely used proprietary aircraft bearings and components; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; safing and arming solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; and support for the company’s SH-2G Super Seasprite maritime helicopters and K-MAX medium-to-heavy lift helicopters. Kaman is also one of the nation’s leading industrial distribution companies for power transmission, motion control, material handling and electrical components with nearly two hundred locations throughout North America.

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Contact:
Eric Remington
VP, Investor Relations
(860) 243-6334
eric.remington@kaman.com